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                                                                   EXHIBIT 23(a)


                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the inclusion in this Amendment No. 2 to the joint proxy/registration statement of Fountain Oil Incorporated and CanArgo Energy, Inc. of our report which includes a paragraph regarding the ability of Fountain Oil Incorporated to continue as a going concern, dated March 9, 1998, on our audit of the consolidated financial statements of Fountain Oil Incorporated as of December 31, 1997, December 31, 1996 and August 31, 1996, and for the year ended December 31, 1997, the four-month period ended December 31, 1996, and the years ended August 31, 1996 and 1995. We also consent to the reference to our firm under the caption "Experts".

                                        /s/ Coopers & Lybrand, L.L.P.
                                        Coopers & Lybrand L.L.P.

Houston, Texas
June 8, 1998